Exhibit (a)(1)(F)
Sample Reminder Email:
Dear ProLogis employee:
This notice is being sent to you to remind you that the deadline for you to elect to participate in ProLogis’ share option exchange program (the “Offer”) is approaching. The deadline is July 9, 2010, 6:00 a.m. U.S. Mountain Time (unless we extend the offer). If you wish to participate in the Offer to exchange your eligible options, as described in the Offer documents that were filed with the Securities and Exchange Commission on Schedule TO on June 10, 2010 (the “Offer Documents”), you must make an election before the deadline. Eligible employees, other than employees located in either France or Poland, may submit their election via the ProLogis offer website at https://prologis.equitybenefits.com. Alternatively, you may sign, date and deliver the completed election form via facsimile to Kristi Oberson, Stock Plan Administration, at (303) 567-5761, using the election form you received by email from Walt Rakowich on June 10, 2010. However, if you are an eligible employee located in France or Poland, you may only submit your election via facsimile, as a result of applicable local laws that restrict the submission of elections via this offer website. Additionally, if you are an eligible employee subject to tax in the Netherlands, you also must agree to sign any tax ruling obtained from the Netherlands tax authorities (confirming the tax neutral aspect of the exchange) in order to exchange your eligible options. Only responses that are completed, signed (electronically or otherwise) and actually received via the offer website (other than eligible employees located in either France or Poland) or via facsimile by the deadline will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.
Your participation in the Offer is completely voluntary. You are not obligated to participate in the Offer, and if you do not respond by the deadline referred to above, any share options you hold will remain outstanding subject to their current terms. Questions about the Offer, requests for assistance with the election process and/or Offer website or requests for additional copies of the Offer Documents should be made by email to Stock Plan Administration at stockplan@prologis.com or by calling Stock Plan Administration at (303) 567-5277 or (915) 298-6650.